Exhibit 4.1

Execution Version

Supplemental Indenture in Respect of Subsidiary Guarantees

SECOND SUPPLEMENTAL INDENTURE, dated as of September 10, 2014 (this “Supplemental Indenture”), among the Guarantors listed on Schedule A hereto (the “New Subsidiary Guarantors” and each, a “New Subsidiary Guarantor”), Envision Healthcare Corporation, the “Company”), and Wilmington Trust, National Association, as Trustee under the Indenture referred to below.

W I T N E S S E T H:

WHEREAS, the Company and each other then existing Subsidiary Guarantor under the Indenture (as defined below) (the “Existing Guarantors”) and the Trustee have heretofore become parties to an Indenture, dated as of June 18, 2014 (as amended, supplemented, waived or otherwise modified, the “Indenture”), providing for the issuance of Notes in series;

WHEREAS, Section 1308 of the Indenture provides that the Company is required to cause the New Subsidiary Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Subsidiary Guarantors shall guarantee the Company’s Subsidiary Guaranteed Obligations under the Notes pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein and in Article XIII of the Indenture;

WHEREAS, each New Subsidiary Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such New Subsidiary Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such New Subsidiary Guarantor has guaranteed, and on such New Subsidiary Guarantor’s access to working capital through the Company’s access to revolving credit borrowings under the Senior ABL Facility; and

WHEREAS, pursuant to Section 901 of the Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Subsidiary Guarantors, the Company and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1.             Defined Terms.  As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined.  The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2.             Agreement to Guarantee.  Each New Subsidiary Guarantor hereby agrees, jointly and severally with all other New Subsidiary Guarantors and fully and unconditionally, to guarantee the Subsidiary Guaranteed Obligations under the Indenture and the Notes on the terms and subject to the conditions set forth in Article XIII of the Indenture and to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Subsidiary Guarantor (as defined in the Indenture).

3.             Termination, Release and Discharge.  Each New Subsidiary Guarantor’s Subsidiary Guarantee shall terminate and be of no further force or effect, and each New Subsidiary Guarantor shall be released and discharged from all obligations in respect of such Subsidiary Guarantee, as and when provided in Section 1303 of the Indenture.

4.             Parties.  Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of each New Subsidiary Guarantor’s Subsidiary Guarantee or any provision contained herein or in Article XIII of the Indenture.

5.             Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.  THE TRUSTEE, THE COMPANY, ANY OTHER OBLIGOR IN RESPECT OF THE NOTES AND (BY THEIR ACCEPTANCE OF THE NOTES) THE HOLDERS AGREE TO SUBMIT TO THE JURISDICTION OF ANY UNITED STATES FEDERAL OR STATE COURT LOCATED IN THE BOROUGH OF MANHATTAN, IN THE CITY OF NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE.

6.             Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.  The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or as to the accuracy of the recitals to this Supplemental Indenture.

7.             Counterparts.  The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

8.             Headings.  The section headings herein are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

ENVISION HEALTHCARE CORPORATION

By:	/s/ Craig A. Wilson

Name:	Craig A. Wilson
Title:	Secretary

PHOENIX PHYSICIANS, LLC

STREAMLINED MEDICAL SOLUTIONS LLC

By:	Emcare, Inc., as sole member

By:	/s/ Craig A. Wilson

Name:	Craig A. Wilson
Title:	Secretary

EVERGREEN EMERGENCY SERVICES OF ALLENTOWN, INC.

By:	/s/ Craig A. Wilson

Name:	Craig A. Wilson
Title:	Secretary

ARKANSAS RIVER EMERGENCY SERVICES, LLC

By:	Phoenix Emergency Physicians of the Northeast, LLC, as sole member
By:	Phoenix Physicians, LLC, as sole member
By:	Emcare, Inc., as sole member

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson

Title:	Secretary

[Signature Page to Second Supplemental Indenture]

DAN RIVER EMERGENCY SERVICES, LLC
EMERGENCY SERVICES OF CENTRAL OHIO, LLC
PHOENIX EMERGENCY MEDICINE OF BROWARD, LLC
PHOENIX EMERGENCY PHYSICIANS OF THE MIDWEST, LLC
PHOENIX EMERGENCY PHYSICIANS OF THE NORTHEAST, LLC
PHOENIX EMERGENCY PHYSICIANS OF THE SOUTHEAST, LLC
PHOENIX EMERGENCY SERVICES OF INVERNESS, LLC
PHOENIX EMERGENCY SERVICES OF LEESBURG, LLC
PHOENIX OBSTETRICS/GYNECOLOGY, LLC
PHOENIX PEDIATRICS OF BROWARD, LLC

By: Phoenix Physicians, LLC, as sole member
By: Emcare, Inc., as sole member

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

AMERICAN MEDICAL RESPONSE HPPP, LLC

By: American Medical Response, Inc., as sole member

By:	/s/ Craig A. Wilson
Name:	Craig A. Wilson
Title:	Secretary

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Authorized Officer

Schedule A

	Additional Granting Parties	Jurisdiction of Organization
1.	Streamlined Medical Solutions LLC	Texas
2.	Phoenix Physicians, LLC	Florida
3.	Dan River Emergency Services, LLC	Virginia
4.	Emergency Services of Central Ohio, LLC	Ohio
5.	Phoenix Emergency Medicine of Broward, LLC	Florida
6.	Phoenix Emergency Physicians of the Midwest, LLC	Florida
7.	Phoenix Emergency Physicians of the Northeast, LLC	Florida
8.	Phoenix Emergency Physicians of the Southeast, LLC	Florida
9.	Phoenix Emergency Services of Inverness, LLC	Florida
10.	Phoenix Emergency Services of Leesburg, LLC	Florida
11.	Phoenix Obstetrics/Gynecology, LLC	Florida
12.	Phoenix Pediatrics of Broward, LLC	Florida
13.	Evergreen Emergency Services of Allentown, Inc.	Pennsylvania
14.	Arkansas River Emergency Services, LLC	Arkansas
15.	American Medical Response HPPP, LLC	Delaware